CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

INSPIREMD, INC.

INSPIREMD, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 242 thereof, hereby certifies that the following resolutions amending the rights of the Series B Convertible Preferred Stock (a) were duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to authority conferred upon the Board of Directors by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and the Amended and Restated Bylaws of the Corporation (the “Bylaws”), by unanimous written consent on December 11, 2017, and (b) was consented to by holders of at least a majority of the outstanding shares of Series B Convertible Preferred Stock, par value of $0.0001 (the “Series B Preferred Stock”), consenting separately as a class.

RESOLVED, that effective upon the filing of this Certificate of Amendment to Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (this “Certificate of Amendment”), the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock dated and filed with the Delaware Secretary of State on April 14, 2016 (the “Certificate of Designation”), are hereby amended as follows:

1.	Section 6(c)(iv) of the Certificate Designation is hereby amended and restated in its entirety to read as follows:

“iv. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion of Series B Preferred Stock held by the applicable Holder (to the extent permitted pursuant to this Section). The Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section applicable to its Series B Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon the conversion the Series B Preferred Stock held by the Holder and the provisions of this Section shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only be effective with respect to such Holder. The provisions of this Section shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.”

RESOLVED, that the Certificate of Designation as amended by the Certificate of Amendment shall remain in full force and effect except as expressly amended hereby.

[signature page follows]

THE UNDERSIGNED, being a duly authorized officer of the Corporation, does file this Certificate of Amendment to Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, hereby declaring and certifying that the facts herein stated are true and accordingly has hereunto set his hand this 12th day of December, 2017.

By:	/s/ Craig Shore
Name:	Craig Shore
Title:	Chief Financial Officer, Chief Administrative Officer, Secretary and Treasurer

Signature Page to Certificate of Amendment (Series B)